UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2019

Purple Innovation, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37523	47-4078206
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 East 200 North
Alpine, Utah	84004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 756-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	PRPL	The NASDAQ Stock Market LLC
Warrants to purchase one-half of one share of Class A Common Stock	PRPLW	OTC PINK

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Long-Term Incentive Plan

On May 9, 2019, the HR & Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Purple Innovation, Inc. (the “Company”) approved a Long-Term Equity Incentive Plan (the “LTIP”) pursuant to the Purple Innovation, Inc. 2017 Equity Incentive Plan approved by the shareholders and the authority previously granted to the Committee by the Company’s Board. Participation in the LTIP is limited to key employees who are employed to serve as Senior Vice Presidents, Vice Presidents or Senior Directors of the Company, including certain of the Company’s named executive officers such as Tony Pearce and Terry Pearce (the founders and majority shareholders of the Company). Not all eligible employees, including the eligible named executive officers, are guaranteed to participate in the plan, as participation will be subject to Board discretion and approval. The LTIP will be administered by the Committee as authorized by the Board.

Subject to the terms of the LTIP, options to purchase shares of Class A Common Stock of the Company are awarded to participants by entering into a grant agreement with the participant. Such grants will be made during open trading windows under the Company’s Insider Trading Policy. The grant agreement will provide a vesting schedule governing the exercisability of the options. The LTIP includes five calendar plan years from January 1, 2019 through December 31, 2023.

Each participant is eligible to receive an annual grant of options to purchase shares of Class A Common Stock of the Company in an amount determined by dividing the “equity level” applicable to each participant by the fair market value of the Class A Common Stock of the Company. The “equity level” applicable to each participant is determined by multiplying (x) the percentage set forth in the participation letter issued by the Company to the participant by (y) the participant’s annual base salary.

The foregoing summary of the LTIP does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the LTIP, which is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

Short-Term Incentive Plan

On May 9,2019 the Committee approved a Short-Term Cash Incentive Plan (the “STIP”) pursuant to authority previously granted to the Committee by the Company’s Board. Participation in the STIP is limited to key employees who are employed to serve as Senior Vice Presidents, Vice Presidents, Senior Directors, Directors or Managers, including certain of the Company’s named executive officers such as Tony Pearce and Terry Pearce (the founders and majority shareholders of the Company). Not all eligible employees, including the eligible named executive officers, are guaranteed to participate in the plan, as participation will be subject to Board discretion and approval. The STIP will be administered by the Committee as authorized by the Board.

For the STIP to activate, the company must achieve certain net revenue and adjusted EBITDA targets. If the Company does not reach the minimum targets, no cash awards will be paid to any of the participants under the Plan.

The amount of the total payment is adjustable, to account for personal performance criteria, as follows: 70% of the amount is based on the Company’s achievement of at least the minimum target amounts; and the remaining 30% is based on the participant’s achievement of personal performance criteria selected or approved by the Board. Subject to the other provisions of the STIP, payment to a participant will be made in cash in an amount up to the product determined by multiplying (x) a certain percentage from 50% to 100% by (y) the participant’s “bonus level.” That percentage will be determined based on whether and the extent to which the net revenue target and adjusted EBITDA target both exceed certain minimum target threshold amounts. The “bonus level” applicable to each participant is determined by multiplying (x) the percentage set forth in the participation letter issued by the Company to the participant by (y) the participant’s annual base salary. A participant will have no right to receive a payment under the STIP unless the participant remains in good standing with the Company during the plan year and remains in the employ of the Company through and including the payment date in 2020.

The foregoing summary of the STIP does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the STIP, which is attached as Exhibit 99.2 to this report and is incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1	Purple Innovation, Inc. 2019 Long-Term Equity Incentive Plan dated as of May 9, 2019

99.2	Purple Innovation, Inc. 2019 Short-Term Cash Incentive Plan dated as of May 9, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 14, 2019	PURPLE INNOVATION, INC.

	By:	/s/ Craig L. Phillips
Craig L. Phillips
Interim Chief Financial Officer

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